Exhibit 11
                                                              ----------
                        MEREDITH CORPORATION

            Computation of Primary and Fully Diluted Per
            Common Share Earnings - Treasury Stock Method

         For the Six Months Ended December 31, 1994 and 1993
                             (Unaudited)


                                    Weighted average number of shares

                                         1994               1993
                                             Fully              Fully
                                   Primary  Diluted   Primary  Diluted
                                   -------  -------   -------  -------
Weighted average number of shares
 outstanding in thousands           13,696   13,696    14,427   14,427
Dilutive effect of unexercised
 stock options in thousands            149      147        90      110
                                    ------   ------    ------   ------
  Total                             13,845   13,843    14,517   14,537
                                    ======   ======    ======   ======


                                            Primary and fully
                                    diluted earnings per common share

                                         1994               1993
                                             Fully              Fully
                                   Primary  Diluted   Primary  Diluted
                                   -------  -------   -------  -------
Earnings per share before
  cumulative effect of change
  in accounting principle           $1.41    $1.41     $1.03*   $1.03*
Cumulative effect of change in
  accounting principle              (3.33)   (3.33)        -        -
                                    -----    -----     -----    -----
Net (loss) earnings per share      ($1.92)  ($1.92)    $1.03*   $1.03*
                                    =====    =====     =====    =====


Note:  Primary - Based on average market prices.

       Fully Diluted - Based on the higher of the average market price or the market price at December 31 of each year.

*Dilution less than three percent from earnings per common share outstanding